EXHIBIT 11


                          GENRAD, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)


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                                                Three Months Ended                       Twelve Months Ended
                                            ----------------------------        ----------------------------------
                                              January 3,    December 28,              January 3,       December 28,
                                                   1998            1996                    1998               1996
BASIC:                                      ---------------------------         ----------------------------------
------

Weighted average number of common
       shares outstanding                    27,310,000      24,474,000             26,814,000         22,488,000
                                            ===========     ===========            ===========        ===========

Net income available to common
       stockholders                         $12,052,000      $9,665,000            $41,295,000        $27,335,000
                                            ===========     ===========            ===========        ===========

Basic earnings per share                          $0.44           $0.39                  $1.54              $1.22
                                            ===========     ===========            ===========        ============

DILUTED:
--------

Weighted average number of common
       shares outstanding                    27,310,000      24,474,000             26,814,000         22,488,000

Weighted average incremental shares from
       assumed conversion of stock options    2,311,000       2,270,000              1,974,000          2,015,000

Weighted average incremental shares from
       assumed conversion of 7 1/4%
       convertible subordinated debentures           --       1,491,000                     --          2,981,000
                                            -----------     -----------            -----------        -----------
Total:                                       29,621,000      28,235,000             28,788,000         27,484,000
                                            ===========     ===========            ===========        ===========

Net income                                  $12,052,000      $9,665,000            $41,295,000        $27,335,000

Assumed reduction of 7 1/4% convertible
   subordinated debenture interest expense           --         480,000                     --          3,131,000
                                            -----------     -----------            -----------        -----------
Net income and total earnings applicable
   to common shares and common
   equivalent shares                        $12,052,000     $10,145,000            $41,295,000        $30,466,000
                                            ===========     ===========            ===========        ============

Diluted earnings per share                        $0.41           $0.36                  $1.43              $1.11
                                            ===========     ===========            ===========        ============

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